SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
               13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED

                           PURSUANT TO RULE 13d-2(b)

                               (Amendment No. 3)

                          WellCare Health Plans, Inc.
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                                (Name of Issuer)

                          Common Stock, $.01 par value
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                         (Title of Class of Securities)

                                   94946T106
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                                 (CUSIP Number)

                               December 31, 2009
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            (Date of Event Which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            [x] Rule 13d-1(b)

            [ ] Rule 13d-1(c)

            [_] Rule 13d-1(d)

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(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 94946T106
          ---------

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Fairholme Capital Management, L.L.C.

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]
                                                                         (b) [x]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.    SOLE VOTING POWER

      0

6.    SHARED VOTING POWER

      5,118,500

7.    SOLE DISPOSITIVE POWER

      0

8.    SHARED DISPOSITIVE POWER

      7,590,198

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,590,198

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      18.0%

12.   TYPE OF REPORTING PERSON*

      IA

CUSIP No. 94946T106
          ---------

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Bruce R. Berkowitz

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]
                                                                         (b) [x]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.    SOLE VOTING POWER

      292,611

6.    SHARED VOTING POWER

      5,118,500

7.    SOLE DISPOSITIVE POWER

      292,611

8.    SHARED DISPOSITIVE POWER

      7,590,198

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      7,882,809

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      18.6%

12.   TYPE OF REPORTING PERSON*

      IN, HC

CUSIP No. 94946T106
          ---------

1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Fairholme Funds, Inc.

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [_]
                                                                         (b) [x]

3.    SEC USE ONLY

4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.    SOLE VOTING POWER

      0

6.    SHARED VOTING POWER

      4,218,200

7.    SOLE DISPOSITIVE POWER

      0

8.    SHARED DISPOSITIVE POWER

      4,218,200

9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      4,218,200

10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                             [_]

11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      10.0%

12.   TYPE OF REPORTING PERSON*

      IV

CUSIP No. 94946T106
          ---------

Item 1(a). Name of Issuer:

Wellcare Health Plans, Inc.
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Item 1(b). Address of Issuer's Principal Executive Offices:

8725 Henderson Road, Renaissance One, Tampa, FL  33634
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Item 2(a). Name of Person Filing:

Fairholme Capital Management, L.L.C.
Bruce R. Berkowitz
Fairholme Funds, Inc.
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Item 2(b). Address of Principal Business Office, or if None, Residence:

Fairholme Capital Management, L.L.C.
4400 Biscayne Boulevard, 9th Floor
Miami, FL 33137

Bruce R. Berkowitz
c/o Fairholme Capital Management, L.L.C.
4400 Biscayne Boulevard, 9th Floor
Miami, FL 33137

Fairholme Funds, Inc.
c/o Fairholme Capital Management, L.L.C.
4400 Biscayne Boulevard, 9th Floor
Miami, FL 33137
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Item 2(c). Citizenship:

Fairholme Capital Management, L.L.C. - Delaware
Bruce R. Berkowitz - United States of America
Fairholme Funds, Inc. - Maryland
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Item 2(d). Title of Class of Securities:

Common Stock, $.01 par value
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Item 2(e).  CUSIP Number:

94946T106
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Item  3.  If  This  Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or
          (c), Check Whether the Person Filing is a:

      (a)   [_]   Broker or dealer registered under Section 15 of the Exchange
                  Act.

      (b)   [_]   Bank as defined in Section 3(a)(6) of the Exchange Act.

      (c)   [_]   Insurance company as defined in Section 3(a)(19) of the
                  Exchange Act.

      (d)   [x]   Investment company registered under Section 8 of the
                  Investment Company Act.

      (e)   [x]   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

      (f)   [_]   An employee benefit plan or endowment fund in accordance with
                  Rule 13d-1(b)(1)(ii)(F);

      (g)   [x]   A parent holding company or control person in accordance with
                  Rule 13d-1(b)(1)(ii)(G);

      (h)   [_]   A savings association as defined in Section 3(b) of the
                  Federal Deposit Insurance Act;

      (i)   [_]   A church plan that is excluded from the definition of an
                  investment company under Section 3(c)(14) of the Investment
                  Company Act;

      (j)   [_]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4. Ownership.

      Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

7,590,198 shares of Common Stock of Wellcare Health Plans, Inc. are owned, in the aggregate, by various investment vehicles managed by Fairholme Capital Management, L.L.C. ("FCM")of which 4,218,200 shares are owned by Fairholme Funds, Inc. Because Mr. Berkowitz, in his capacity as the Managing Member of FCM or as President of Fairholme Funds, Inc., has voting or dispositive power over all shares beneficially owned by FCM, he is deemed to have beneficial ownership of all such shares so reported herein.

While the advisory relationship causes attribution to Bruce Berkowitz, Fairholme Funds, Inc. or FCM of certain indicia of beneficial ownership for the limited purpose of this Schedule 13G, Bruce Berkowitz, Fairholme Funds, Inc. and FCM hereby disclaim ownership of these shares for purposes of interpretations under the Internal Revenue Code of 1986, as amended, or for any other purpose, except to the extent of their pecuniary interest.

Mr. Berkowitz beneficially owns 292,611 shares in his individual capacity.

(a)   Amount beneficially owned:

       Fairholme Capital Management, L.L.C.: 7,590,198
       Bruce R. Berkowitz: 7,882,809
       Fairholme Funds, Inc.: 4,218,200
      --------------------------------------------------------------------------

(b)   Percent of class:

      Fairholme Capital Management, L.L.C.: 18.0%
      Bruce R. Berkowitz: 18.6%
      Fairholme Funds, Inc.: 10.0%
      --------------------------------------------------------------------------

(c)   Number of shares as to which such person has:

      (i)   Sole power to vote or to direct the vote

            Fairholme Capital Management, L.L.C.: 0
            Bruce R. Berkowitz: 292,611
            Fairholme Funds, Inc.: 0
            --------------------------------------------------------------------

      (ii)  Shared power to vote or to direct the vote

            Fairholme Capital Management, L.L.C.: 5,118,500
            Bruce R. Berkowitz: 5,118,500
            Fairholme Funds, Inc.: 4,218,200
            --------------------------------------------------------------------

      (iii) Sole power to dispose or to direct the disposition of

            Fairholme Capital Management, L.L.C.: 0
            Bruce R. Berkowitz: 292,611
            Fairholme Funds, Inc.: 0
            --------------------------------------------------------------------

      (iv) Shared power to dispose or to direct the disposition of

            Fairholme Capital Management, L.L.C.: 7,590,198
            Bruce R. Berkowitz: 7,590,198
            Fairholme Funds, Inc.: 4,218,200
            --------------------------------------------------------------------

Item 5. Ownership of Five Percent or Less of a Class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

                                      N/A
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Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

      If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

                                      N/A
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Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

      If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

                                      N/A
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Item 8. Identification and Classification of Members of the Group.

      If a group has filed this schedule pursuant to ss.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to ss.240.13d-1(c) or ss.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

                                      N/A
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Item 9. Notice of Dissolution of Group.

      Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

                                      N/A
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Item 10.  Certifications.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                  February 16, 2010
                                               -----------------------
                                                        (Date)


                              Fairholme Capital Management, L.L.C.*
                              -----------------------------------------------

                              /s/ Kathryn Battistella (Attorney-in-fact)
                              -----------------------------------------------
                              Name: Kathryn Battistella


                              Bruce R. Berkowitz*
                              -----------------------------------------------

                              /s/ Kathryn Battistella (Attorney-in-fact)
                              -----------------------------------------------
                              Name: Kathryn Battistella


                              Fairholme Funds, Inc.
                              -----------------------------------------------

                              By: Fairholme Capital Management, L.L.C.
                                    Investment Manager

                              /s/ Kathryn Battistella (Attorney-in-fact)
                              -----------------------------------------------
                              Name: Kathryn Battistella

* The Reporting Persons disclaim beneficial ownership in the securities reported herein, except to the extent of his or its pecuniary interest therein.

                                                                       Exhibit A

                                   AGREEMENT

The undersigned agree that this Schedule 13G Amendment dated February 16, 2010 relating to the Common Stock, $.01 par value, of WellCare Health Plans, Inc., shall be filed on behalf of the undersigned.


                              Fairholme Capital Management, L.L.C.
                              -----------------------------------------------

                              /s/ Kathryn Battistella (Attorney-in-fact)
                              -----------------------------------------------
                              Name: Kathryn Battistella


                              Bruce R. Berkowitz
                              -----------------------------------------------

                              /s/ Kathryn Battistella (Attorney-in-fact)
                              -----------------------------------------------
                              Name: Kathryn Battistella


                              Fairholme Funds, Inc.
                              -----------------------------------------------

                              By: Fairholme Capital Management, L.L.C.
                                    Investment Manager

                              /s/ Kathryn Battistella (Attorney-in-fact)
                              -----------------------------------------------
                              Name: Kathryn Battistella

                                                                       Exhibit B

                           LIMITED POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that the undersigned constitutes and appoints Kathryn Battistella, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his capacity as Managing Member of Fairholme Capital Management, LLC, for the sole purpose of signing on his behalf any and all Regulatory Filings under the Securities Act of 1933, the Securities Exchange Act of 1934, the Investment Advisers Act of 1940 and any amendments and supplements thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to accomplish the above, as fully as to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, and may lawfully do or cause to be done by virtue hereof. This Power of Attorney shall continue effective until revoked by me at any time.

Dated this 9th day of February, 2010.


/s/ Bruce R. Berkowitz
--------------------------------
Bruce R. Berkowitz
Fairholme Capital Management, LLC
Managing Member

SK 22146 0001 1070093